Exhibit 99.1

Contact:	Nicole Sherman David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Net Income of $1.1 Million in Second Fiscal Quarter 2026

FISCAL Q2 2026 HIGHLIGHTS

$1.1 Million Net Income	$0.05 Diluted Earnings per Common Share	$6.51 Tangible Book Value per Share	0.05% NPAs to Total Assets

Fiscal Second Quarter Comparison Highlights

Net Interest Income and Net Interest Margin	• $9.8 million net interest income for the quarter compared to $8.9 million in Fiscal Q2 2025 • Net interest margin at 2.76% for the quarter compared to 2.46% in Fiscal Q2 2025	Credit Quality	• Non-performing assets at 0.05% of total assets and 0.07% of total loans in Fiscal Q2 2026 • No provision booked for the quarter and net recoveries were minimal

Non-Interest Income and Non-Interest Expense	• Non-interest income of $3.8 million for the quarter, similar to year ago quarter • Non-interest expense of $12.2 million for the quarter compared to $10.7 million in Fiscal Q2 2025	Shareholder Returns and Stock Activity	• On October 20, 2025, the Company paid a cash dividend of $0.02 per share • Stock repurchase plan: • $2.0 million stock repurchase plan adopted by the Board of Directors on April 29, 2025

Vancouver, Washington – October 28, 2025 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $1.1 million, or $0.05 per diluted share, in the second fiscal quarter ended September 30, 2025, compared to $1.2 million, or $0.06 per diluted share, in the first fiscal quarter ended June 30, 2025, and $1.6 million, or $0.07 per diluted share, in the second fiscal quarter ended September 30, 2024.
In the first six months of fiscal 2026, net income was $2.3 million, or $0.11 per diluted share, compared to $2.5 million, or $0.12 per diluted share, in the first six months of fiscal 2025. The decrease was primarily due to one-time non-recurring expenses as discussed in more detail below.
“We remain focused on what matters most to our shareholders: driving return on assets, unlocking revenue opportunities, and improving operational efficiency,” stated Nicole Sherman, President and Chief Executive Officer. “While short-term expenses have increased due to targeted investments in talent and technology, we are already seeing meaningful results, particularly within our commercial and business banking segments. We remain focused on providing exceptional services to our clients while building strong banking relationships in our communities. Our loan pipeline is the strongest it has ever

RVSB Second Fiscal Quarter 2026 Results
October 28, 2025

been, supported by the strategic expansion of our lending teams, enhanced treasury management capabilities, and continued investment in digital platforms. Loan demand remains strong across the markets we serve, and we are well positioned to meet that demand with quality, profitable growth. As a result, loan production is rising, our net interest margin has increased from a year ago, and we are making steady progress in profitability. Deposit balances have remained stable year over year, capital levels are strong, and our sound credit quality continues to be reflected in low delinquencies and nonperforming loans.
Earlier this year, we began executing our three-year strategic plan focused on sustainable growth, digital innovation, and data empowerment to deliver tailored client experiences and operational efficiencies,” Sherman continued. “Looking ahead, we remain committed to pursuing growth across our commercial and industrial, business banking, and treasury management platforms, while maintaining a clear focus on efficiency and long-term value creation.”
Franchise Footprint
As the only bank headquartered in Vancouver, Washington, our footprint includes one of the fastest growing regions of the state of Washington. Clark County, located in southwest Washington, has a robust and changing job market. Its largest city, Vancouver, has shifted from being a bedroom community of neighboring Portland, Oregon and in recent years has developed into a major center of population and employment in southwest Washington. Clark County’s major industries include health care and social assistance, construction, manufacturing, and professional and business services. The employment rate and median household income continue to rise and are on par with the Washington statewide median. Given the attractiveness to live and work in Clark County, the housing market continues to thrive. The median home sale price in Clark County continues to increase year over year. Clark County’s economy continues to show solid underlying strength, which supports ongoing opportunities for community-focused lending and deposit growth.
Our footprint includes Northwest Oregon that presents strong economic fundamentals and provides a stable foundation for growth in the state. The region features a diversified economy anchored by technology, advanced manufacturing, and consumer goods sectors, with major employers like Intel, Nike, and Columbia Sportswear driving substantial economic activity alongside a thriving small business ecosystem. Strong median household incomes and median home prices indicate robust consumer spending power and wealth accumulation. Employment rates in the greater Portland market have remained relatively stable, hovering near national averages despite recent economic headwinds including pandemic-related disruptions and cost pressures. The local business environment continues to support innovation and sustainability-focused enterprises, while its infrastructure, transportation networks, and quality of life attributes continue to support business expansion.
Income Statement Review
Riverview’s net interest income was $9.8 million in the current quarter and in the preceding quarter, and $8.9 million in the second fiscal quarter a year ago. The current quarter included no Visa B income, compared to the recognition of $248,000 in Visa B income in the preceding quarter and the recognition of $199,000 in Visa B income in the second fiscal quarter a year ago. This quarter’s increase compared to the year ago quarter was driven by higher interest earning asset yields due to higher origination rates on new loan growth as well as loan repricing. In the first six months of fiscal 2026, net interest income increased by $1.8 million to $19.6 million, compared to $17.8 million in the first six months of fiscal 2025.
Riverview’s NIM was 2.76% for the second quarter of fiscal 2026, a 2 basis point decrease compared to 2.78% in the preceding quarter but a 30 basis-point increase compared to 2.46% in the second quarter of fiscal 2025. “Our NIM declined slightly for the quarter compared to the prior quarter, reflecting a more competitive funding environment however, on a year-over year basis, NIM expanded 30 basis points, driven by higher asset yields and proactive balance sheet management. We remain focused on optimizing our earning asset mix and managing funding costs to continue to grow NIM going forward,” said David Lam, EVP and Chief Financial Officer. In the first six months of fiscal 2026, the net interest margin increased 21 basis points to 2.77% compared to 2.46% in the same period a year earlier.

RVSB Second Fiscal Quarter 2026 Results
October 28, 2025

Investment securities decreased $5.0 million during the quarter to $311.2 million at September 30, 2025, compared to $316.3 million at June 30, 2025, and decreased $43.7 million compared to $354.9 million at September 30, 2024. The average securities balances for the quarters ended September 30, 2025, June 30, 2025, and September 30, 2024, were $329.1 million, $337.2 million, and $378.4 million, respectively. The weighted average yields on securities balances for those same periods were 1.78%, 2.09%, and 2.05%, respectively. The duration of the investment portfolio at September 30, 2025, was approximately 4.9 years. The anticipated investment cashflows over the next twelve months is approximately $31.7 million. There were no investment purchases during the second fiscal quarter of 2026.
Riverview’s yield on loans was 5.11% during the second fiscal quarter, compared to 5.02% in the preceding quarter, and 4.80% in the second fiscal quarter a year ago. “Loan yields increased during the quarter, largely due to shifts in the yield curve that are enabling us to secure better pricing on newly originated loans compared to those already in our portfolio. To build on this momentum, we continue to expand our commercial lending approach by incorporating a higher proportion of C&I relationship clients, positioning us to benefit more directly from current interest rate trend and offer clients expanded solutions,” said Mike Sventek, EVP and Chief Lending Officer. Deposit costs increased to 1.89% during the second fiscal quarter compared to 1.72% in the preceding quarter, and 1.76% in the second fiscal quarter a year ago, as clients continue to seek higher deposit yielding accounts.
Non-interest income was $3.8 million during the second fiscal quarter of 2026 compared to $3.4 million in the preceding quarter and $3.8 million in the second fiscal quarter of 2025. The increase from the linked quarter was due to the receipt of an employee retention tax credit along with a receipt of a distribution from a fintech referral partnership.
Asset management fees were $1.5 million during the second fiscal quarter, compared to $1.6 million in the preceding quarter and $1.4 million in the second fiscal quarter a year ago. Riverview Trust Company’s assets under management grew to $927.0 million at September 30, 2025, compared to $900.1 million at June 30, 2025, and $871.6 million at September 30, 2024. In the first six months of fiscal 2026, non-interest income increased to $7.3 million compared to $7.2 million in the same period a year ago.
Non-interest expense was $12.2 million during the second fiscal quarter, compared to $11.7 million in the preceding quarter and $10.7 million in the second fiscal quarter a year ago. “As part of our long-term growth strategy, non-interest expenses increased this quarter, primarily due to higher salaries and benefits reflecting our continued investment in our relationship banking teams and making other strategic hires in line with our business plan. At the same time, we’ve reduced professional and consulting expenses by transitioning key functions to permanent in-house roles. We also continue to invest in technology to support our strategic initiatives and enhance operational capabilities. While these investments have elevated expenses in the near term, we expect these expenses to moderate in future quarters,” said Lam. Non-interest expense increased due to a one-time fraud item in addition to a non-recurring expense related to business and occupancy tax assessment. The efficiency ratio was 89.8% for the second fiscal quarter, compared to 88.3% for the preceding quarter and 83.7% in the second fiscal quarter a year ago. Year-to-date, non-interest expense was $23.9 million compared to $21.7 million in the first six months of fiscal 2025. “We recognize our efficiency ratio has been elevated but remain focused on lowering our efficiency ratio as part of the execution of our strategic plan”, added Sherman.
Riverview’s effective tax rate for the second fiscal quarter of 2026 was 21.2%, compared to 20.8% for the preceding quarter and 21.4% for the year ago quarter.
Balance Sheet Review
Total loans increased $2.1 million during the quarter to $1.07 billion at September 30, 2025, compared to three months earlier and increased $9.2 million compared to a year earlier. Riverview’s loan pipeline was $78.5 million at September 30, 2025, compared to $72.0 million at the end of the preceding quarter and $43.5 million at September 30, 2024. New loan originations during the quarter totaled $56.4 million, nearly double when compared to $28.3 million in the preceding quarter and $25.6 million in the second fiscal quarter a year ago. As a result of executing our business model, our plan to increase loans outstanding and the loan pipeline has been successful.

RVSB Second Fiscal Quarter 2026 Results
October 28, 2025

Undisbursed construction loans totaled $25.4 million at September 30, 2025, compared to $13.3 million at June 30, 2025, with most of the undisbursed construction loans expected to be funded over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $29.1 million at September 30, 2025, compared to $14.4 million at June 30, 2025. Revolving commercial business loan commitments totaled $52.5 million at September 30, 2025, compared to $47.2 million at June 30, 2025. Utilization on these loans totaled 27.90% at September 30, 2025, compared to 31.78% at June 30, 2025. The weighted average rate on loan originations during the quarter was 6.49% compared to 7.51% in the preceding quarter.
Loan repricing and maturities for fiscal year 2026 totaled $35.1 million with a weighted average rate of 4.55%. Looking ahead, loan repricing and maturities for fiscal year 2027 total $76.2 million with a weighted average rate of 4.06%, for fiscal year 2028 total $94.8 million with a weighted average rate of 5.42% and in aggregate for fiscal years after 2028 total $134.8 million with a weighted average rate of 6.01%.
The office building loan portfolio totaled $109.4 million at September 30, 2025, compared to $108.6 million at June 30, 2025. The average loan balance of the office building loan portfolio was $1.5 million with an average loan-to-value ratio of 52.51% and an average debt service coverage ratio of 1.73x at September 30, 2025. Office building loans within the Portland core consist of two loans totaling $20.3 million, which is approximately 18.6% of the total office building loan portfolio, or 1.9% of total loans.
Total deposits increased $26.5 million during the quarter to $1.24 billion at September 30, 2025, compared to $1.21 billion at June 30, 2025, and remained relatively unchanged compared to a year ago. The increase in deposits during the current quarter was in part due to higher CD and interest checking account balances, driven by continued customer demand in response to higher available yields. Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 48.8% at September 30, 2025, compared to 48.3% at June 30, 2025, and 49.2% at September 30, 2024.
FHLB advances decreased $50.2 million during the quarter to $52.3 million at September 30, 2025, compared to $102.5 million at June 30, 2025 as a result of the increase in total deposits.
Shareholders’ equity increased to $163.5 million at September 30, 2025, compared to $162.0 million three months earlier and $160.8 million one year earlier. Tangible book value per share (non-GAAP) increased to $6.51 at September 30, 2025, compared to $6.43 at June 30, 2025, and $6.33 at September 30, 2024. Riverview paid a quarterly cash dividend of $0.02 per share on October 20, 2025, to shareholders of record on October 9, 2025.
Credit Quality
“Maintaining asset quality is a key focus amid ongoing economic uncertainty,” said Robert Benke, EVP and Chief Credit Officer. “We are proactively managing our portfolio by carefully tracking loan growth, portfolio composition, and both regional and national economic indicators to ensure our allowance levels remain prudent and well-aligned with evolving conditions while working with relationship managers to deepening client relationships.” Non-performing loans, excluding SBA and USDA government guaranteed loans (“government guaranteed loans”) (non-GAAP) totaled $776,000 or 0.07% of total loans as of September 30, 2025, compared to $143,000, or 0.01% of total loans at June 30, 2025, and $149,000, or 0.01% of total loans at September 30, 2024. There were no non-performing government guaranteed loans at September 30, 2025, or at June 30, 2025. At September 30, 2025, non-performing assets were $776,000, or 0.05% of total assets.
Riverview recorded $1,000 in net loan recoveries for the current quarter. This compared to $52,000 in net loan recoveries for the preceding quarter. Riverview recorded no provision for credit losses for the current quarter, or for the preceding quarter.

RVSB Second Fiscal Quarter 2026 Results
October 28, 2025

Classified assets were $10.7 million at September 30, 2025, compared to $10.8 million at June 30, 2025, and $326,000 at September 30, 2024. The classified assets to total capital ratio was 5.9% at September 30, 2025 and June 30, 2025, and 0.2% a year earlier. The increase in classified assets compared to a year ago was primarily due to one lending relationship that was moved to classified assets during the prior quarter for which a plan is in place to either return to performing status or payoff. Criticized assets were $44.1 million at September 30, 2025, compared to $45.7 million at June 30, 2025, and $50.7 million at September 30, 2024. Criticized assets decreased during the current quarter compared to the prior quarter as a result of net movement of some loans into classified assets.
The allowance for credit losses was $15.4 million at September 30, 2025, and June 30, 2025, and $15.5 million at September 30, 2024. The allowance for credit losses represented 1.44% of total loans at September 30, 2025 and June 30, 2025, and 1.46% a year earlier. The allowance for credit losses to loans, net of government guaranteed loans (non-GAAP), was 1.50% at September 30, 2025, compared to 1.51% at June 30, 2025, and 1.53% a year earlier.
Capital/Liquidity
Riverview continues to maintain strong capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.51% and a Tier 1 leverage ratio of 11.26% at September 30, 2025. Tangible common equity to average tangible assets ratio (non-GAAP) was 9.20% at September 30, 2025.
Riverview has approximately $496.1 million in available liquidity at September 30, 2025, including $207.6 million of borrowing capacity from the FHLB and $288.5 million from the Federal Reserve Bank of San Francisco (“FRB”). At September 30, 2025, the Bank had $52.3 million in outstanding FHLB borrowings.
The uninsured deposit ratio was 23.2% at September 30, 2025. Available liquidity under the FRB borrowing line would cover 100% of the estimated uninsured deposits and available liquidity under both the FHLB and FRB borrowing lines would cover 160.0% of the estimated uninsured deposits.
On April 24, 2025, the Company’s Board of Directors adopted a stock repurchase program. Under this repurchase program, the Company may repurchase up to $2.0 million of the Company’s outstanding shares of common stock, in the open market, based on prevailing market prices, or in privately negotiated transactions. As of September 30, 2025, Riverview had purchased 164,743 shares at an average price of $5.20 per share for a total of $857,000 with a remaining amount to be repurchased totaling approximately $1.1 million.

RVSB Second Fiscal Quarter 2026 Results
October 28, 2025

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.
Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	September 30, 2025	June 30, 2025	September 30, 2024	March 31, 2025

Shareholders' equity (GAAP)	$163,537	$162,001	$160,774	$160,014
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(124)	(147)	(221)	(171)
Tangible shareholders' equity (non-GAAP)	$136,337	$134,778	$133,477	$132,767

Total assets (GAAP)	$1,509,544	$1,516,643	$1,548,397	$1,513,323
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(124)	(147)	(221)	(171)
Tangible assets (non-GAAP)	$1,482,344	$1,489,420	$1,521,100	$1,486,076

Shareholders' equity to total assets (GAAP)	10.83%	10.68%	10.38%	10.57%

Tangible common equity to tangible assets (non-GAAP)	9.20%	9.05%	8.78%	8.93%

Shares outstanding	20,927,503	20,976,200	21,096,968	20,976,200

Book value per share (GAAP)	$7.81	$7.72	$7.62	$7.63

Tangible book value per share (non-GAAP)	$6.51	$6.43	$6.33	$6.33

RVSB Second Fiscal Quarter 2026 Results
October 28, 2025

Pre-tax, pre-provision income
	Three Months Ended			Six Months Ended
(Dollars in thousands)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

Net income (loss) (GAAP)	$1,099	$1,225	$1,557	$2,324	$2,523
Include: Provision (credit) for income taxes	296	322	425	618	678
Include: Provision for credit losses	-	-	100	-	100
Pre-tax, pre-provision income (loss) (non-GAAP)	$1,395	$1,547	$2,082	$2,942	$3,301

Allowance for credit losses reconciliation, excluding Government Guaranteed loans

(Dollars in thousands)	September 30, 2025	June 30, 2025	September 30, 2024	March 31, 2025

Allowance for credit losses	$15,427	$15,426	$15,466	$15,374

Loans receivable (GAAP)	$1,070,191	$1,068,080	$1,060,977	$1,062,460
Exclude: Government Guaranteed loans	(44,575)	(46,965)	(49,983)	(47,373)
Loans receivable excluding Government Guaranteed loans (non-GAAP)	$1,025,616	$1,021,115	$1,010,994	$1,015,087

Allowance for credit losses to loans receivable (GAAP)	1.44%	1.44%	1.46%	1.45%

Allowance for credit losses to loans receivable excluding Government Guaranteed loans (non-GAAP)	1.50%	1.51%	1.53%	1.51%

Non-performing loans reconciliation, excluding Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	September 30, 2025	June 30, 2025	September 30, 2024

Non-performing loans (GAAP)	$776	$143	$450
Less: Non-performing Government Guaranteed loans	-	-	(301)
Adjusted non-performing loans excluding Government Guaranteed loans (non-GAAP)	$776	$143	$149

Non-performing loans to total loans (GAAP)	0.07%	0.01%	0.04%

Non-performing loans, excluding Government Guaranteed loans to total loans (non-GAAP)	0.07%	0.01%	0.01%

Non-performing loans to total assets (GAAP)	0.05%	0.01%	0.03%

Non-performing loans, excluding Government Guaranteed loans to total assets (non-GAAP)	0.05%	0.01%	0.01%

RVSB Second Fiscal Quarter 2026 Results
October 28, 2025

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.51 billion at September 30, 2025, it is the parent company of Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial, business and retail clients through 17 branches, including 13 in the Metro Portland-Vancouver area, and 3 lending centers. For the past 11 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions, future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession, the failure of the U.S. Congress to increase the debt ceiling, or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions, recent bank failures and any governmental or societal responses thereto; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for credit losses and provision for credit losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; the transition away from London Interbank Offered Rate toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; results of examinations of the Bank by the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks, and of the Company by the Board of Governors of the Federal Reserve System, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the Company to increase its allowance for credit losses, write-down assets, reclassify its assets, change the Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in banking, securities and tax law, and in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; the unexpected outflow of uninsured deposits that may require us to sell investment securities at a loss; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; disruptions, security breaches or other adverse events, failures or interruptions in or attacks on our information technology systems or on the third-party vendors who perform several of our critical processing functions; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to implement its business strategies; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames; future goodwill impairment due to changes in Riverview’s business, changes in market conditions, or other factors; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; the quality and composition of our securities portfolio and the impact of and adverse changes in the securities markets, including market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting standards; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services, and the other risks described from time to time in our reports filed with and furnished to the U.S. Securities and Exchange Commission.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements included in this report or the reasons why actual results could differ from those contained in such statements, whether as a result of new information or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2026 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s consolidated financial condition and consolidated results of operations as well as its stock price performance.

RVSB Second Fiscal Quarter 2026 Results
October 28, 2025

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share and per share data) (Unaudited)	September 30, 2025	June 30, 2025	September 30, 2024	March 31, 2025
ASSETS

Cash and cash equivalents (including interest-earning accounts of $16,987,	$32,809	$34,172	$30,960	$29,414
$15,192, $12,453 and $14,375)
Investment securities:
Available for sale, at estimated fair value	118,447	118,777	132,953	119,436
Held to maturity, at amortized cost	192,759	197,478	221,991	203,079
Loans receivable (net of allowance for credit losses of $15,427,
$15,426, $15,466, and $15,374)	1,054,764	1,052,654	1,045,511	1,047,086
Prepaid expenses and other assets	12,349	12,455	13,585	12,523
Accrued interest receivable	4,473	4,493	4,570	4,525
Federal Home Loan Bank ("FHLB") stock, at cost	3,257	5,516	5,557	4,342
Premises and equipment, net	21,667	21,867	22,956	22,304
Financing lease right-of-use asset	1,087	1,106	1,163	1,125
Deferred income taxes, net	7,826	8,286	8,688	8,625
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible ("CDI"), net	124	147	221	171
Bank owned life insurance ("BOLI")	32,906	32,616	33,166	33,617

TOTAL ASSETS	$1,509,544	$1,516,643	$1,548,397	$1,513,323

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,236,424	$1,209,893	$1,237,499	$1,232,328
Accrued expenses and other liabilities	27,229	12,498	17,789	14,777
Advance payments by borrowers for taxes and insurance	858	558	848	614
FHLB advances	52,300	102,500	102,304	76,400
Junior subordinated debentures	27,135	27,113	27,048	27,091
Finance lease liability	2,061	2,080	2,135	2,099
Total liabilities	1,346,007	1,354,642	1,387,623	1,353,309

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
September 30, 2025 – 20,927,503 issued and outstanding;
June 30, 2025 – 20,976,200 issued and outstanding;	207	208	211	208
September 30, 2024 – 21,096,968 issued and outstanding;
March 31, 2025 – 20,976,200 issued and outstanding;
Additional paid-in capital	52,900	53,501	55,057	53,392
Retained earnings	121,203	120,522	118,179	119,717
Accumulated other comprehensive loss	(10,773)	(12,230)	(12,673)	(13,303)
Total shareholders’ equity	163,537	162,001	160,774	160,014

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,509,544	$1,516,643	$1,548,397	$1,513,323

RVSB Second Fiscal Quarter 2026 Results
October 28, 2025

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Six Months Ended
(In thousands, except share and per share data) (Unaudited)	Sept. 30, 2025	June 30, 2025	Sept. 30, 2024	Sept. 30, 2025	Sept. 30, 2024
INTEREST INCOME:
Interest and fees on loans receivable	$13,667	$13,352	$12,683	$27,019	$24,735
Interest on investment securities - taxable	1,395	1,667	1,874	3,062	3,846
Interest on investment securities - nontaxable	65	65	65	130	130
Other interest and dividends	245	291	320	536	630
Total interest and dividend income	15,372	15,375	14,942	30,747	29,341

INTEREST EXPENSE:
Interest on deposits	4,360	3,774	3,855	8,134	7,302
Interest on borrowings	1,231	1,760	2,145	2,991	4,276
Total interest expense	5,591	5,534	6,000	11,125	11,578
Net interest income	9,781	9,841	8,942	19,622	17,763
Provision for credit losses	-	-	100	-	100

Net interest income after provision for credit losses	9,781	9,841	8,842	19,622	17,663

NON-INTEREST INCOME:
Fees and service charges	1,637	1,572	1,524	3,209	3,064
Asset management fees	1,527	1,552	1,433	3,079	2,991
Income from BOLI	290	222	279	512	490
Other, net	386	80	605	466	663
Total non-interest income, net	3,840	3,426	3,841	7,266	7,208

NON-INTEREST EXPENSE:
Salaries and employee benefits	7,304	7,247	6,477	14,551	12,865
Occupancy and depreciation	1,859	1,868	1,921	3,727	3,816
Data processing	778	742	695	1,520	1,459
Amortization of CDI	23	24	25	47	50
Advertising and marketing	333	237	367	570	677
FDIC insurance premium	171	164	166	335	344
State and local taxes	260	225	234	485	450
Telecommunications	50	46	52	96	99
Professional fees	354	416	304	770	794
Other	1,094	751	460	1,845	1,116
Total non-interest expense	12,226	11,720	10,701	23,946	21,670

INCOME BEFORE INCOME TAXES	1,395	1,547	1,982	2,942	3,201
PROVISION FOR INCOME TAXES	296	322	425	618	678
NET INCOME	$1,099	$1,225	$1,557	$2,324	$2,523

Earnings per common share:
Basic	$0.05	$0.06	$0.07	$0.11	$0.12
Diluted	$0.05	$0.06	$0.07	$0.11	$0.12
Weighted average number of common shares outstanding:
Basic	20,948,208	20,976,200	21,097,580	20,962,127	21,104,275
Diluted	20,948,208	20,976,200	21,097,580	20,962,127	21,104,275

RVSB Second Fiscal Quarter 2026 Results
October 28, 2025

(Dollars in thousands)	At or for the three months ended			At or for the six months ended
	Sept. 30, 2025	June 30, 2025	Sept. 30, 2024	Sept. 30, 2025	Sept. 30, 2024
AVERAGE BALANCES
Average interest–earning assets	$1,408,602	$1,424,130	$1,446,098	$1,414,451	$1,441,697
Average interest-bearing liabilities	1,007,901	1,021,606	1,011,688	1,014,716	1,005,972
Net average earning assets	400,701	402,524	434,410	399,735	435,725
Average loans	1,060,643	1,066,712	1,048,536	1,061,788	1,038,213
Average deposits	1,227,577	1,195,612	1,216,769	1,211,682	1,214,407
Average equity	163,412	161,587	158,428	162,504	156,996
Average tangible equity (non-GAAP)	136,197	134,351	131,116	135,279	129,672

ASSET QUALITY	Sept. 30, 2025	June 30, 2025	Sept. 30, 2024

Non-performing loans	$776	$143	$450
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	776	143	149
Non-performing loans to total loans	0.07%	0.01%	0.04%
Non-performing loans to total loans excluding SBA Government Guarantee (non-GAAP)	0.07%	0.01%	0.01%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$776	$143	$450
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	776	143	149
Non-performing assets to total assets	0.05%	0.01%	0.03%
Non-performing assets to total assets excluding SBA Government Guarantee (non-GAAP)	0.05%	0.01%	0.01%
Net loan charge-offs (recoveries) in the quarter	$(1)	$(52)	$(2)
Net charge-offs (recoveries) in the quarter/average net loans	0.00%	(0.02)%	0.00%

Allowance for credit losses	$15,427	$15,426	$15,466
Average interest-earning assets to average
interest-bearing liabilities	139.76%	139.40%	142.94%
Allowance for credit losses to
non-performing loans	1988.02%	10787.41%	3436.89%
Allowance for credit losses to total loans	1.44%	1.44%	1.46%
Shareholders’ equity to assets	10.83%	10.68%	10.38%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.51%	16.56%	16.14%
Tier 1 capital (to risk weighted assets)	15.26%	15.31%	14.88%
Common equity tier 1 (to risk weighted assets)	15.26%	15.31%	14.88%
Tier 1 capital (to average tangible assets)	11.26%	11.16%	10.72%
Tangible common equity (to average tangible assets) (non-GAAP)	9.20%	9.05%	8.78%

DEPOSIT MIX	Sept. 30, 2025	June 30, 2025	Sept. 30, 2024	March 31, 2025

Interest checking	$286,916	$277,632	$267,254	$285,035
Regular savings	156,621	159,747	172,454	168,287
Money market deposit accounts	222,402	233,553	227,505	236,044
Non-interest checking	315,973	306,768	341,116	315,503
Certificates of deposit	254,512	232,193	229,170	227,459
Total deposits	$1,236,424	$1,209,893	$1,237,499	$1,232,328

RVSB Second Fiscal Quarter 2026 Results
October 28, 2025

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
September 30, 2025	(Dollars in thousands)
Commercial business	$227,594	$-	$-	$227,594
Commercial construction	-	-	14,134	14,134
Office buildings	-	109,339	-	109,339
Warehouse/industrial	-	112,417	-	112,417
Retail/shopping centers/strip malls	-	87,785	-	87,785
Assisted living facilities	-	347	-	347
Single purpose facilities	-	293,073	-	293,073
Land	-	3,930	-	3,930
Multi-family	-	88,991	-	88,991
One-to-four family construction	-	-	11,641	11,641
Total	$227,594	$695,882	$25,775	$949,251

March 31, 2025
Commercial business	$232,935	$-	$-	$232,935
Commercial construction	-	-	18,368	18,368
Office buildings	-	110,949	-	110,949
Warehouse/industrial	-	114,926	-	114,926
Retail/shopping centers/strip malls	-	88,815	-	88,815
Assisted living facilities	-	358	-	358
Single purpose facilities	-	277,137	-	277,137
Land	-	4,610	-	4,610
Multi-family	-	91,451	-	91,451
One-to-four family construction	-	-	10,814	10,814
Total	$232,935	$688,246	$29,182	$950,363

LOAN MIX	Sept. 30, 2025	June 30, 2025	Sept. 30, 2024	March 31, 2025
Commercial and construction	(Dollars in thousands)
Commercial business	$227,594	$231,826	$236,895	$232,935
Other real estate mortgage	695,882	693,882	659,439	688,246
Real estate construction	25,775	20,133	51,498	29,182
Total commercial and construction	949,251	945,841	947,832	950,363
Consumer
Real estate one-to-four family	99,042	98,147	96,911	97,683
Other installment	21,898	24,092	16,234	14,414
Total consumer	120,940	122,239	113,145	112,097

Total loans	1,070,191	1,068,080	1,060,977	1,062,460

Less:
Allowance for credit losses	15,427	15,426	15,466	15,374
Loans receivable, net	$1,054,764	$1,052,654	$1,045,511	$1,047,086

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Total
September 30, 2025	(Dollars in thousands)
Commercial business	$670	$670
Commercial real estate	77	77
Consumer	29	29
Total non-performing assets	$776	$776

RVSB Second Fiscal Quarter 2026 Results
October 28, 2025

	At or for the three months ended			At or for the six months ended
SELECTED OPERATING DATA	Sept. 30, 2025	June 30, 2025	Sept. 30, 2024	Sept. 30, 2025	Sept. 30, 2024

Efficiency ratio (4)	89.76%	88.34%	83.71%	89.06%	86.78%
Coverage ratio (6)	80.00%	83.97%	83.56%	81.94%	81.97%
Return on average assets (1)	0.29%	0.33%	0.40%	0.31%	0.33%
Return on average equity (1)	2.67%	3.04%	3.90%	2.85%	3.21%
Return on average tangible equity (1) (non-GAAP)	3.20%	3.66%	4.71%	3.43%	3.88%

NET INTEREST SPREAD
Yield on loans	5.11%	5.02%	4.80%	5.08%	4.75%
Yield on investment securities	1.78%	2.09%	2.05%	1.94%	2.08%
Total yield on interest-earning assets	4.34%	4.34%	4.11%	4.34%	4.07%

Cost of interest-bearing deposits	1.89%	1.72%	1.76%	1.80%	1.69%
Cost of FHLB advances and other borrowings	5.28%	5.06%	5.92%	5.15%	5.99%
Total cost of interest-bearing liabilities	2.20%	2.17%	2.35%	2.19%	2.30%

Spread (7)	2.14%	2.17%	1.76%	2.15%	1.77%
Net interest margin	2.76%	2.78%	2.46%	2.77%	2.46%

PER SHARE DATA
Basic earnings per share (2)	$0.05	$0.06	$0.07	$0.11	$0.12
Diluted earnings per share (3)	0.05	0.06	0.07	0.11	0.12
Book value per share (5)	7.81	7.72	7.62	7.81	7.62
Tangible book value per share (5) (non-GAAP)	6.51	6.43	6.33	6.51	6.33
Market price per share:
High for the period	$5.75	$6.40	$4.72	$6.40	$4.72
Low for the period	4.82	5.33	3.79	4.82	3.64
Close for period end	5.37	5.50	4.71	5.37	4.71
Cash dividends declared per share	0.0200	0.0200	0.0200	0.0400	0.0400

Average number of shares outstanding:
Basic (2)	20,948,208	20,976,200	21,097,580	20,962,127	21,104,275
Diluted (3)	20,948,208	20,976,200	21,097,580	20,962,127	21,104,275

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.